EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	Carol Knies, 404.459.7653, cknies@homebanc.com
MEDIA CONTACT:	Mark Scott, 404.459.7452, mscott@homebanc.com

HOMEBANC CORP. REPORTS FOURTH QUARTER AND FULL YEAR 2006 RESULTS AND UPDATE ON 2007 STRATEGIC PLANS

ATLANTA, February 26, 2007 – HomeBanc Corp. (NYSE: HMB) (“HomeBanc,” the “Company,” “we” or “us”) announced today the Company’s consolidated results of operations for the three months and year ended December 31, 2006.

Financial Highlights

•	Estimated Real Estate Investment Trust (“REIT”) taxable income available to holders of common stock of $10.5 million, or $0.18 per share, for the three months ended December 31, 2006;
•

GAAP consolidated net loss attributable to holders of common stock of $10.7 million, or $0.19 per share, for the three months ended December 31, 2006. The Company recorded income tax expense of $4.4 million during the quarter;

•

Pre-tax GAAP consolidated net loss attributable to holders of common stock of $6.3 million, or $0.11 per share, for the three months ended December 31, 2006, of which $1.3 million, or $0.02 per share (pre-tax), was attributable to severance costs for the reduction in general and administrative (“G&A”) headcount in October 2006;

•	Investment portfolio assets, comprised of mortgage loans held for investment (net) and securities held to maturity and available for sale of $5.9 billion at December 31, 2006;
•	Mortgage loan origination volume of $1.2 billion for the three months ended December 31, 2006; and
•	New loan application volume of $1.3 billion for the three months ended December 31, 2006.

Kevin D. Race, HomeBanc President and CEO, said, “Our pre-tax results for the fourth quarter were generally in line with our expectations. However, while incurring a pre-tax operating loss of $6.3 million, it was also necessary to record tax expense as opposed to a tax benefit for the quarter, thus increasing our GAAP loss. The fourth quarter tax expense is the result of an increase in the valuation allowance previously established to reduce the net deferred tax asset at December 31, 2006 to an amount we currently believe is likely to be realized.”

Comparison of the Three Months Ended December 31, 2006 and 2005

•	Total consolidated revenues of $28.7 million for the fourth quarter of 2006, compared to $36.4 million for the same quarter of 2005;
•

Net interest income after provision for loan losses decreased 24% to $17.4 million for the three months ended December 31, 2006, compared to $22.9 million for the same period of 2005, due to an increase in the percentage of the investment portfolio comprised by mortgage-backed securities (“MBS”), which generally provide a narrower net interest margin than mortgage loans held for investment;

•

Net gain on sale of mortgage loans increased by 19% to $9.3 million, or 90 basis points (“bps”), during the period, compared to $7.8 million, or 101 bps, on loan sales for the same period of 2005, due to an increase in volume of mortgage loans sold to third parties;

•

Included in net gain on sale of mortgage loans during the fourth quarter of 2006, was the sale of $21.5 million of mortgage loans that were ineligible for normal investor delivery. Before giving effect to the loss of $1.7 million, or 18 bps, on the sale of these loans, net gain on sale was $11.0 million or 108 bps;

•	Total expenses decreased 16% from $40.2 million for the quarter ended December 31, 2005 to $33.8 million for the fourth quarter of 2006;
•	Total consolidated GAAP net loss attributable to holders of common stock was $10.7 million for the quarter ended December 31, 2006, compared to net income of $348,000 for the same period of 2005; and
•	Mortgage loan origination volume for the quarter ended December 31, 2006 was $1.2 billion, a decrease of 17% from $1.5 billion for the same period of 2005.

Comparison of the Years Ended December 31, 2006 and 2005

•

Total consolidated revenues increased $15.9 million, or 14%, to $132.8 million for the year ended December 31, 2006, compared to $116.9 million for 2005, due primarily to the growth in net interest income resulting from our larger portfolio of mortgage loans held for investment and MBS;

•	Net gain on sale of mortgage loans was $42.3 million during 2006, or 89 bps, compared to $38.3 million, or 142 bps, on loan sales for 2005;
•	Total expenses for the year ended December 31, 2006 were flat compared to 2005;
•

Total consolidated GAAP net loss attributable to holders of common stock for the year ended December 31, 2006 decreased 5% to $11.0 million, or $0.19 per share, compared to a net loss of $11.6 million, or $0.21 per share, for 2005; and

•	Mortgage loan origination volume for the year ended December 31, 2006 was $5.1 billion, a decrease of 20% from $6.4 billion for 2005.

The Company’s estimated REIT taxable income available to holders of common stock for the three months and year ended December 31, 2006 was $10.5 million and $61.4 million, respectively. Estimated REIT taxable income available to holders of common stock, as defined in the following table, is a non-GAAP financial measure. Because of the REIT tax requirements on distributions, management believes that estimated REIT taxable income available to holders of common stock is an additional meaningful measure to evaluate our performance. The most comparable GAAP measure is net income (loss) attributable to holders of common stock, which reflects the impact of dividends on preferred stock. Estimated REIT taxable income available to holders of common stock should not be considered as a substitute for any measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other companies. The Company has historically used estimated REIT taxable income available to holders of common stock as a basis for establishing the amount of dividends payable to holders of its common stock. The principal differences between net income (loss) attributable to holders of common stock and estimated REIT taxable income available to holders of common stock in the periods are intercompany gains or losses on the sale of loans from our taxable REIT subsidiary (“TRS”) to HomeBanc that are excluded under GAAP in the Company’s consolidated financial statements, amortization of those gains or losses, and the creation of mortgage servicing rights, which give rise to income under Statement of Financial Accounting Standards (“SFAS”) No. 140 but are excluded from income for income tax purposes.

The following table presents a reconciliation of loss before income taxes to net loss attributable to holders of common stock and to estimated REIT taxable income available to holders of common stock for the three months and year ended December 31, 2006:

Three Months Ended		Year Ended
($ in thousands)	December 31, 2006	December 31, 2006
Loss before income taxes	$(5,030)	$(6,413)
Income tax expense	4,442	337
Net (loss) before cumulative effect of change in accounting principle	(9,472)	(6,750)
Preferred stock dividend	(1,250)	(4,486)
Cumulative effect of change in accounting principle, net	-	270
Net loss attributable to holders of common stock	(10,722)	(10,966)
Taxable loss of REIT subsidiaries	26,244	102,291
Book/tax differences(1)	(9,441)	(30,280)
Income tax expense	4,442	337
Estimated REIT taxable income available to holders of common stock(2)	$10,523	$61,382

(1)

Consists of various transactions and balances that are treated differently for GAAP and income tax purposes, including both permanent and temporary differences.  Common differences include intercompany gains or losses on the sale of loans from our TRS to HomeBanc Corp., which are excluded from income under SFAS No. 65, as amended, but are included in income for income tax purposes; the amortization of these intercompany gains or losses; and the creation of mortgage servicing rights, which give rise to income under SFAS No. 140 but are excluded from income for income tax purposes.

(2)

We define estimated REIT taxable income available to holders of common stock to be estimated REIT taxable income calculated under the Internal Revenue Code of 1986, as amended, for purposes of the REIT distribution requirement, less dividends applicable to preferred stock. A REIT is required to distribute at least 90% of its REIT taxable income, which, in general, includes all dividends received from TRSs (generally, calculated without regard to the dividends paid deduction for distributions paid to REIT shareholders, and earnings retained by TRSs), plus 90% of net after-tax income from foreclosure property.

Revenues

Net interest income after provision for loan losses was $17.4 million for the three months ended December 31, 2006, compared to $22.9 million for the same period of 2005. The decline in net interest income is primarily due to the addition of MBS to the investment portfolio in 2006, which typically generate a lower net interest margin than mortgage loans held for investment. The Company’s portfolio of loans held for investment and securities available for sale and held to maturity was $5.9 billion at December 31, 2006, up from $5.6 billion at December 31, 2005, which was driven by the addition of MBS. The Company’s net gain on sale of mortgage loans for the three months ended December 31, 2006 was $9.3 million, including the sale of $21.5 million of loans ineligible for investor delivery, compared to $7.8 million for the same period of 2005. The Company sold $1.0 billion of loans during the three months ended December 31, 2006, compared to $0.8 billion during the corresponding 2005 period.

Race commented, “It is no secret that 2006 was a difficult year for residential mortgage originators as evidenced by the 17% decline in total mortgage originations from 2005 to 2006 as reported by the Mortgage Bankers Association (“MBA”) in its February 12, 2007 Mortgage Finance Forecast. The same was true for HomeBanc with originations declining by 20% in 2006 from 2005.

“As a result, early in 2006, we made the decision to sell the majority of our loan originations to improve GAAP earnings at a time when gain on sale margins were compressed, thus limiting the benefit from the increased sale of mortgage loans. Additionally, in order to augment asset growth, we increased the amount of MBS in our investment portfolio, which earn a lower net interest margin than our mortgage loans. On the expense front, we reduced expenses related to our strategic marketing alliances (“SMAs”) by 21%, from $19 million in 2005 to $15 million in 2006. We reduced non-sales headcount by 18% during 2006 and have instituted a number of cost reduction efforts, which we believe will enable us to operate more efficiently in 2007 and future periods. We expect to provide additional details regarding efficiency, profitability, growth and capital for our 2007 strategic plans during our upcoming conference call.”

Investment Portfolio

The total investment portfolio was comprised of average loans of $5.4 billion and average MBS available for sale and held to maturity of $1.0 billion for the year ended December 31, 2006, compared to an average balance of loans of $4.6 billion and zero in MBS held in the portfolio for the year ended December 31, 2005. The net interest margin was 1.35% for the year ended December 31, 2006 and was 1.48% for the same period of 2005. As a result of this change in portfolio composition, we have experienced downward pressure on our net interest margin.

The following table presents the Company’s net interest margin for the years ended December 31, 2006 and 2005:

			Estimated
	Average	Revenue/	Annualized
$ in thousands	Balance	(Expense)	Rate/Yield
Year ended December 31, 2006
Mortgage loans	$5,442,777	$326,034	5.99%
Mortgage-backed securities	1,014,239	63,368	6.25
Borrowings to finance mortgage loans	5,342,439	(287,971)	(5.39)
Mortgage-backed security repurchase agreements	930,721	(53,395)	(5.74)
Obligations related to trust preferred securities	103,857	(9,626)	(9.27)
Impact of derivative financial instruments		48,635	0.78
Net interest margin		$87,045	1.35%
Year ended December 31, 2005
Mortgage loans	$4,630,304	$248,908	5.38%
Mortgage-backed securities	---	---	---
Borrowings to finance mortgage loans	4,418,761	(177,279)	(4.01)
Mortgage-backed security repurchase agreements	---	---	---
Obligations related to trust preferred securities	27,756	(1,944)	(7.00)
Impact of derivative financial instruments		(996)	(0.02)
Net interest margin		$68,689	1.48%

Loan Servicing

At December 31, 2006, the Company serviced $8.0 billion of unpaid principal balance of loans, excluding loans held for sale, related to 39,355 mortgage loans, of which 22,617 loans were owned by the Company and 16,738 loans were serviced for third-party investors. The loan servicing portfolio carried a weighted-average annual servicing fee of 0.327% at December 31, 2006. The mortgage loans held for investment by the Company, on a unit basis, had a 90-day or greater delinquency rate of 0.98% at December 31, 2006. The mortgage loans held for investment by the Company, on an unpaid principal balance basis, had a 90-day or greater delinquency rate of 0.88%, inclusive of loans in the foreclosure process and delinquent bankruptcy loans, at December 31, 2006.

Operating Highlights

	As of and for the
	Three Months Ended
($ in millions)	December 31,		%
Loan Originations:	2006	2005	Change
Total originations	$1,207	$1,456	(17)%
Purchase	898	1,069	(16)
Refinance	309	387	(20)
ARM	691	1,017	(32)
Fixed	516	439	18
Loans sold to third parties	1,038	775	34
Loan applications	1,306	1,471	(11)
Total SMAs - period end	181	229	(21)
Realtors	111	116	(4)
Builders	70	113	(38)
Total SMA locations - period end	210	270	(22)
Realtors	140	157	(11)
Builders	70	113	(38)

($ in millions)	As of
Loans Held for Investment:	December 31, 2006	December 31, 2005
Loans held for investment, net	$4,373	$5,449
Securities available for sale	1,366	111
Securities held to maturity	188	68
Total portfolio	$5,927	$5,628
Portfolio composition
1-month interest-only ARMs	3.8%	6.3%
6-month interest-only ARMs	8.9	14.8
3-year fixed interest-only ARMs	11.0	11.3
5-year fixed interest-only ARMs	52.8	47.5
7-year fixed interest-only ARMs	18.1	14.2
10-year fixed interest-only ARMs	0.9	0.5
All other mortgage loans	4.3	5.2
Total	99.8%	99.8%

Average decision FICO score	725	730
Average loan-to-value (LTV)	77.5%	79.9%
Average combined loan-to-value (CLTV)	82.0%	93.1%
Geographic concentration (total portfolio)
Florida	52%	53%
Georgia	42	41
North Carolina	5	5
Other	1	1

($ in millions)	As of		%
Loan Servicing:	December 31, 2006	December 31, 2005	Change
Total servicing portfolio (excluding loans
held for sale at TRS)	$7,981	$6,463	23%
Loans serviced for third parties	3,604	1,010	257
Loans serviced for REIT	4,377	5,453	(20)
Real estate owned (REIT and TRS)	6.3	2.0
Weighted-average service fee - securitized	0.281%	0.294%
Weighted-average service fee - third parties	0.386	0.358
Weighted-average service fee - all loans	0.327	0.305
REIT portfolio delinquency of 90 days or
more - per unit basis	0.98	0.27
REIT portfolio delinquency of 90 days or
more - unpaid principal balance basis	0.88	0.17

Important Note: Certain data in this press release have been rounded for presentation purposes. Calculations appearing herein are based on the actual underlying data and may vary from the calculations that would result from use of the rounded data. Delinquency data is reported using the MBA method.

2007 Strategic Plans

Race stated, “While we expect market conditions in 2007 to be flat as compared to 2006, we are moving forward with strategies which we expect will enable us to return our mortgage origination business to profitability. Our focus is to improve operating efficiencies and profitability while laying the groundwork for growth and maintaining book value in the long-term.

“As an example, we have already begun the process in 2007 of right-sizing our mortgage origination business by restructuring sales and operations in the field. We consolidated our production operations centers from 10 centers to five in Georgia, and from nine centers to seven in Florida. This restructuring of our field operations provides estimated annual savings of approximately $3.8 million for 2007, while streamlining processes for decision makers in the field. We do not expect these changes to affect the level of customer service that our customers expect.

“Our 2007 plans also focus on increasing the productivity and reducing the costs of our SMAs. Our intent is to reduce the overall cost without diminishing the origination opportunities of these relationships. We expect to reduce SMA marketing costs 33% from $15.0 million in 2006 to approximately $10.0 million in 2007.”

The Company believes that continued geographic growth supports one element of its long-term growth plans, and accordingly, expects to open a new store in Nashville, Tennessee in April 2007. Based upon the investment required to enter a new market and our historical performance in new markets, we expect the Nashville store to operate on a break-even basis by the end of 2007 and be accretive to operations in 2008. We expect to announce two additional new store openings later in 2007.

The Company also announced that it has sold substantially all of its MBS portfolio, which generated approximately $70 million of net proceeds. As a result of that sale, the Company’s investment portfolio was reduced by 22%, from approximately $5.9 billion at December 31, 2006 to $4.6 billion, and is now comprised almost entirely of mortgage loans. The Company presently expects that its board of directors will authorize a share repurchase program, pursuant to which the Company may, but would not be obligated to, repurchase up to $16.5 million of its common stock. At $3.44 per share, which was the closing stock price for our stock on February 22, 2007, this would equate to a repurchase of approximately 4.8 million shares, or 8% of our outstanding common stock. Mr. Race said, “We believe the discount implied in our current stock price relative to book value, as well as the estimated fair value of our assets, makes a share repurchase program accretive to book value.” If executed, the share repurchase program will be funded by a portion of the net proceeds from the sale of the Company’s MBS portfolio. The Company expects to use the remainder of the net proceeds from the sale of the MBS portfolio for liquidity, other general corporate purposes and for capital management purposes.

In late 2006, we announced our intention not to operate our public company as a REIT beginning in 2007, and we presently are considering and evaluating the most appropriate means of implementing this change in our operating model, including potential changes in our corporate structure.

Conference Call

The Company will host a conference call at 9:00 a.m., Eastern time on February 27, 2007. The conference call dial-in number is 800-949-8987 in the United States and Canada and 706-634-0965 from international locations. The conference call ID number is 7846956. You may also listen to the conference call under the investor relations section of the HomeBanc website at www.homebanc.com. PowerPoint slides to accompany the conference call will be available on the Company’s website under “Investor Relations – Financial/Statistical Information” and also on the Company’s website under the “Investor Relations – Webcast Live” link. The Internet broadcast will be archived until March 13, 2007. A digital recording of the conference call will be available for replay two hours after the call’s completion and will be available for replay through March 13, 2007. To access this recording, dial 800-642-1687 or 706-645-9291 and enter conference call ID 7846956.

Series A Preferred Dividend

HomeBanc also announced the regular quarterly dividend of $0.625 per share on its 10% Series A Cumulative Redeemable Preferred Stock for the quarter ending March 31, 2007. This dividend is payable on April 2, 2007 to Series A preferred shareholders of record as of March 15, 2007.

Dividend Reinvestment and Stock Purchase Plan

The Company maintains a Dividend Reinvestment and Stock Purchase Plan (the “Plan”). If we execute our proposed share repurchase program, then we anticipate that, effective as of March 1, 2007, we will not accept any new enrollments or cash payments to purchase shares through the Plan until further notice, nor would the Plan reinvest any future dividends that you may receive in new shares of our common stock. To the extent that any future dividends are declared on our common stock, you would receive a check for dividends paid on those shares, notwithstanding the reinvestment or other elections that you have made under the Plan. Shares of our common stock purchased through the Plan would continue to be held in safekeeping by the Plan administrator, Computershare Trust Company, N.A., unless you deliver instructions to the contrary. If you have questions regarding the Plan or your shares held in the Plan, please contact Computershare at 800-697-8199 (toll free) or via Internet at www.computershare.com.

HomeBanc is the parent holding company of HomeBanc Mortgage Corporation, a mortgage banking company that focuses on originating purchase money residential mortgage loans in the Southeast United States. HomeBanc is headquartered in Atlanta, Georgia, and has offices in Georgia, Florida and North Carolina. For more information about HomeBanc or its mortgage products, visit HomeBanc on the Internet at www.homebanc.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release may include forward-looking statements within the meaning and subject to the protection of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include among others, statements regarding: the reduction in our deferred tax assets and our estimate of the amount of our net deferred tax asset that we may be able to realize; our ability to operate more efficiently in 2007 and future periods; market conditions in 2007; our current strategies enabling us to return our mortgage origination business to profitability; our laying the groundwork for growth and maintenance of book value in the long-term; expected savings from the restructuring of our field operations; our ability to maintain our high level customer service; the reduction in costs, and increase in productivity, of our SMAs, as well as our projected SMA costs in 2007; our continued ability to grow our business, including, without limitation, through geographic growth and the opening of new stores; new store openings in 2007, and the timing of operating those stores on a break-even and accretive basis; our share repurchase program and the effects of that program, including, without limitation, that the program would be accretive to our book value; our net proceeds and liquidity resulting from the sale our MBS portfolio, including, without limitation, our anticipated uses of that liquidity; and our intention not to operate our public company as a REIT beginning in 2007, as well as our ability to identify and pursue the most appropriate means of implementing this change in our operating model, including through changes in our corporate structure.

Such forward-looking statements are based on information presently available to the Company’s management and are subject to various risks and uncertainties, including, without limitation: the failure of our assumptions and estimates related to our valuation allowance on our deferred tax asset and our ability to realize the benefits or our net deferred tax assets, which assumptions and estimates are inherently subjective and subject to change; our inability to successfully implement the cost reduction measures and other streamlining and efficiency measures that we have identified, and our inability to effectively operate our business after taking such measures; the continued deterioration of mortgage market conditions in 2007; the failure of our strategies and plans designed to improve the profitability of our mortgage origination business, including, without limitation, those strategies and plans related to improving the efficiency of the infrastructure, origination process and other aspects of our mortgage origination business, as well as those strategies and plans related to maintaining and increasing the level of our mortgage loan origination volume; the failure of our strategies and plans designed to position us to grow our business in future periods and to maintain and improve our book value in the long-term; our inability to effectively restructure our field operations, and to realize the anticipated benefits of that restructuring, including, without limitation, as a result of any increases in the salaries that we pay to our field employees and the increase of any other costs associated with our field operations; our inability to continue to meet our high customer service standards, and to maintain positive customer relationships generally, including, without limitation, after implementing our cost reduction measures and other strategic plans; our inability to successfully implement our strategy of reducing the costs related to our SMAs while increasing productivity; our inability to open new stores on a timely and effective basis, if at all, and to operate those stores on a profitable basis; our inability to open new stores in 2007, whether as a result of market conditions, the lack of qualified personnel to staff those stores on terms that are attractive to us, the financial performance and liquidity of our company, or otherwise; our inability to adopt, implement or execute a share repurchase program on a timely and effective basis, if at all; failures in our assumptions underlying the value of our business and our common stock, and, accordingly, the anticipated accretive value of our proposed share repurchase program; our inability to apply the net proceeds from the sale of our MBS portfolio in the manner that we anticipate, whether as a result of market conditions, relationships with third parties, unanticipated uses of capital, or otherwise; risks related to our present intention to elect not to operate our public company as a REIT in 2007, including, without limitation, our ability to obtain all required approvals and consents, and pay all expenses, to implement this change in our operating model; our ability to achieve the benefits we anticipate from our election not to operate as a REIT in 2007; our ability to successfully apply our business strategy, including, without limitation, our recent changes to that strategy; risks related to our ability to maintain investor confidence and market credibility as we revise our business strategy and operating model; risks related to recent changes in our executive management team; risks of changes in interest rates and the yield curve on our mortgage loan production, our product mix, our interest sensitive assets and liabilities, and our net interest margin; unanticipated changes in the market for mortgage loans, or the further deterioration of economic and real estate market conditions in our markets, generally and in particular in our Florida markets; mortgage loan prepayment assumptions and estimated lives of loans and the estimates used to value our mortgage servicing rights; interest rate risks and credit risks of customers; loan loss experience and the rate of loan charge-offs; loss experience arising from alleged breaches of representations and warranties provided to buyers of mortgage loans sold; the failure of assumptions underlying the establishment of reserves for loan and contingency losses and other estimates including estimates about loan prepayment rates and the estimates used to value our mortgage servicing rights, and the estimates and assumptions utilized in our hedging strategy; risks in our ability to retain experienced loan officers; risks inherent in the application of our accounting policies as described in the footnotes to financial statements included in our filings with the SEC; risks of maintaining securities held available for sale whose value must be marked to market in our periodic financial statements; pricing pressure that could negatively impact gain on sale relative to the amount of loans sold; and the other risks and factors described in the Company’s SEC reports and filings, including, without limitation, under the captions “Special Cautionary Notice Regarding Forward-Looking Statements” and “Risk Factors.”

You should not place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made. The Company has no obligation and does not undertake to publicly update, revise or correct any of the forward-looking statements after the date of this press release, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events or otherwise, except as may be required by law. This press release should be read in conjunction with the Company’s financial statements and the footnotes thereto filed with the SEC including, without limitation, the financial statements and footnotes set forth in the Company’s Annual Report on Form 10-K for the period ended December 31, 2006, which we expect will be filed with the SEC by March 16, 2007.

HomeBanc Corp. and Subsidiaries

Condensed Consolidated Statement of Operations (Unaudited)

Three Months Ended December 31,			Years Ended December 31,
2006		2005	2006	2005
		(Dollars in thousands, except per share data)
Revenues:
Net interest income:
Interest income:
Mortgage loans, including fees	$76,095	$80,197	$326,034	$248,428
Securities available for sale	21,351	165	51,715	165
Securities held to maturity	2,923	315	11,653	315
Total interest income	100,369	80,677	389,402	248,908
Total interest expense	(83,851)	(58,670)	(302,357)	(180,219)
Net interest income	16,518	22,007	87,045	68,689
Provision for loan losses	(855)	(863)	1,811	949
Net interest income after provision for loan losses	17,373	22,870	85,234	67,740
Net gain on sale of mortgage loans	9,338	7,817	42,332	38,262
Mortgage servicing income, net	409	378	268	57
Other revenue	1,629	5,339	5,006	10,811
Total revenues	28,749	36,404	132,840	116,870
Expenses:
Salaries and associate benefits, net	17,203	16,676	67,205	62,925
Marketing and promotions	4,426	8,133	22,393	27,998
Occupancy and equipment expense	4,010	4,070	16,162	15,302
Depreciation and amortization	2,001	2,562	8,455	8,570
Minority interest	59	115	202	312
Other operating expense	6,080	8,640	24,836	25,261
Total expenses	33,779	40,196	139,253	140,368
Loss before income taxes	(5,030)	(3,792)	(6,413)	(23,498)
Income tax expense (benefit)	4,442	(4,140)	337	(11,863)
(Loss) income before cumulative effect of change in
accounting principle	(9,472)	348	(6,750)	(11,635)
Cumulative effect of change in accounting principle, net
of taxes of $171	—	—	270	—
Net (loss) income	$(9,472)	$348	$(6,480)	$(11,635)
Net (loss) income attributable to holders of common stock	$(10,722)	$348	$(10,996)	$(11,635)
(Loss) income per share of common stock outstanding:
(Loss) income before cumulative effect of change in
accounting principle
Basic and diluted	$(0.19)	$0.01	$(0.20)	$(0.21)
Cumulative effect of change in accounting principle
Basic and diluted	$—	$—	$0.00	$—
Net (loss) income
Basic and diluted	$(0.19)	$0.01	$(0.19)	$(0.21)
Dividends declared per share of common stock
outstanding	$0.46	$0.53	$0.98	$0.95
Weighted average shares of common stock outstanding:
Basic	56,672,794	56,623,420	56,461,759	55,347,812
Diluted	56,672,794	57,683,220	56,461,759	55,347,812

HomeBanc Corp. and Subsidiaries

Condensed Consolidated Balance Sheet (Unaudited)

	December 31,
	2006	2005
	(Dollars in thousands, except per share data)
Assets
Cash	$20,987	$41,505
Restricted cash	128,033	15,744
Mortgage loans held for sale, net	379,299	195,231
Mortgage loans held for investment, net of allowance of $4,040 and $3,691, respectively	4,372,998	5,449,376
Mortgage servicing rights, net	43,908	10,088
Receivable from custodian	77,612	128,641
Trading securities	4,824	—
Securities available for sale	1,366,426	111,256
Securities held to maturity (fair value of $187,014 and $68,628, respectively)	188,193	68,425
Accrued interest receivable	22,387	18,284
Premises and equipment, net	45,406	41,672
Goodwill, net	39,995	39,995
Deferred tax asset, net	23,225	23,762
Other assets	109,371	108,733
Total assets	$6,822,664	$6,252,712
Liabilities and shareholders' equity
Warehouse lines of credit	$404,765	$344,269
Aggregation credit facilities	—	118,685
Repurchase agreements	1,527,470	215,927
Loan funding payable	63,855	69,405
Accrued interest payable	9,144	6,039
Other liabilities	94,832	103,479
Collateralized debt obligations	4,277,026	5,026,598
Junior subordinated debentures representing obligations for trust preferred securities	175,260	51,547
Total liabilities	6,552,352	5,935,949
Minority interest	42	62

Shareholders' equity:
Preferred stock — par value $.01; 25,000,000 shares authorized; 2,000,000 and 0 shares
issued and outstanding at December 31, 2006 and 2005, respectively	47,992	—
Common stock — par value $.01; 150,000,000 shares authorized; 56,898,898 and
56,628,969 shares issued and outstanding at December 31, 2006 and 2005, respectively	568	566
Additional paid-in capital	277,800	336,225
Accumulated deficit	(64,065)	(57,585)
Treasury stock, at cost (82,184 and 6,647 shares at December 31, 2006 and 2005,
respectively)	(673)	(69)
Unearned compensation	—	(1,546)
Accumulated other comprehensive income	8,648	39,110
Total shareholders' equity	270,270	316,701
Total liabilities and shareholders' equity	$6,822,664	$6,252,712

XXX